UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  March 29, 2010
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

We expect to announce our U.S. sales for the month of March 2010 on April 1, 2010.  We presently expect that U.S. sales of Ford, Lincoln and Mercury brand vehicles in March 2010 will be higher than in March 2009 by a percentage amount that is consistent with the year-over-year percentage increases in sales we have experienced in the last few months.  March is not yet complete, and our sales estimate is therefore preliminary, based on information available to us as of this date and subject to change.

As previously disclosed, due to concerns about instability in the capital markets and the uncertain state of the global economy, on February 3, 2009, we borrowed all available committed loans under our senior secured revolving credit facility to ensure access to these funds.  At December 31, 2009, our revolving credit facility totaled $8.1 billion, of which $7.9 billion was utilized (including $418 million to support letters of credit).  In light of the improved state of the capital markets and global economic conditions, we have notified JPMorgan Chase Bank, N.A., as administrative agent under our amended and restated credit agreement, that we will prepay $3 billion of revolving loans on April 6, 2010, although such amounts will remain available for borrowing as the commitments of the revolving lenders will not be reduced.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: March 29, 2010	By:	/s/ Louis J. Ghilardi
Louis J. Ghilardi
Assistant Secretary